CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-1MEF of ADMA Biologics, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 14, 2017 relating to our audit of the carve-out financial statements of Therapy Business Unit of Biotest Pharmaceutical Corporation, which comprise of the carve-out balance sheet as of December 31, 2016 and the related carve-out statements of operations, changes in invested equity and cash flow for the year then ended, which report is included in the Form 8-K/A filed on July 28, 2017 and Proxy Statement of ADMA Biologics, Inc. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

November 3, 2017